Exhibit 2.1

EXECUTION VERSION

Scheme Implementation Agreement
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Cenntro Electric Group Limited ACN 619 054 938

Cenntro Inc.
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Level 40 Governor Macquarie Tower 1 Farrer Place Sydney GPO Box 521 Sydney NSW 2001 Australia DX 117 Sydney T +61 2 9921 8888 F +61 2 9921 8123 minterellison.com

Scheme Implementation Agreement
Details			4
	Parties		4
	Recitals		4

Agreed terms			5

1.	Defined terms & interpretation		5
	1.1	Defined terms	5
	1.2	Interpretation	8

2.	Agreement to propose and implement scheme		9
	2.1	Cenntro to propose Scheme	9
	2.2	Agreement to implement Scheme	9

3.	Conditions Precedent		9
	3.1	Conditions Precedent to the Scheme	9
	3.2	Reasonable endeavours	10
	3.3	Waiver of Condition Precedent	10
	3.4	Notices in relation to Conditions Precedent	11
	3.5	Consultation on failure of Condition Precedent	11
	3.6	Failure to agree	11

4.	Outline of Scheme		12
	4.1	Scheme	12
	4.2	Scheme Consideration	12
	4.3	Provision of Scheme Consideration	12
	4.4	Share Sale Facility	12
	4.5	Options, Warrants and Notes	12

5.	Implementation of the Scheme		13
	5.1	General obligations	13
	5.2	Cenntro’s obligations	13
	5.3	HoldCo’s obligations	14
	5.4	Scheme Booklet responsibility statement	15
	5.5	Verification	15

6.	Conduct of business		15
	6.1	Specified obligations of Cenntro	15
	6.2	Change of control	15

7.	Warranties		16
	7.1	Cenntro Warranties	16
	7.2	HoldCo Warranties	16
	7.3	Nature of warranties	17
	7.4	No other warranties or reliance	17
	7.5	Release	17
	7.6	Directors' and officers' insurance	17
	7.7	Period of undertaking	18
	7.8	Benefit of undertaking for Cenntro	18

8.	Termination		18
	8.1	Termination for breach	18
	8.2	Mutual termination	18

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 2

	8.3	Effect of termination	18

9.	Costs and stamp duty		18
	9.1	Costs	18
	9.2	Stamp duty	18

10.	GST		19
	10.1	Definitions and interpretation	19
	10.2	GST exclusive	19
	10.3	Payment of GST	19
	10.4	Adjustment events	19
	10.5	Reimbursements	19

11.	Notices		19
	11.1	How to give a Notice	19
	11.2	When effective	20

12.	General		20
	12.1	Amendment	20
	12.2	Assignment	20
	12.3	Further assurances	20
	12.4	Waivers, rights and remedies	20
	12.5	Severability	21
	12.6	Entire agreement	21
	12.7	No merger	21
	12.8	Indemnities	21
	12.9	No representation or reliance	21
	12.10	Governing law and jurisdiction	21
	12.11	Counterparts	21

Signing page			22

Annexure A – Deed Poll			23

Annexure B – Scheme			24

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 3

Details

Date	September 8, 2023

Parties

Name	Cenntro Electric Group Limited
ACN	619 054 938
Short form name	Cenntro
Notice details	c-/ MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000 Email: edmondc@cenntroauto.com
Attention: The Directors

Name	Cenntro Inc., a corporation formed under the laws of Nevada, United States of America
Short form name	HoldCo
Notice details	501 Okerson Road, Freehold, New Jersey 07728 Email: peterw@cenntromotors.com
Attention: The Directors

Recitals

A	Cenntro is an Australian public company and the current holding company of the Cenntro Group.

B	HoldCo is a special purpose vehicle incorporated in Nevada, United States, for the purpose of effecting the re-domiciliation of the Cenntro Group.

C
Cenntro wishes to effect a re-domiciliation from Australia to the United States by HoldCo acquiring all of the Cenntro Shares by scheme of arrangement under Part 5.1 of the Corporations Act, following which Cenntro will become a wholly owned subsidiary of HoldCo.

D	Cenntro and HoldCo propose to implement the Scheme on the terms and conditions of this agreement.

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Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this agreement the following definitions apply unless the context requires otherwise:
Adviser means, in relation to an entity, its legal, financial and other professional advisers, but excluding the Independent Expert.

ASIC means the Australian Securities and Investments Commission.

ATO means the Australian Taxation Office.

ATO Class Ruling means the class ruling to be sought by Cenntro from the ATO to the effect that Australian resident Scheme Participants who hold their Scheme Shares on capital account and who make a capital gain from the exchange of their Scheme Shares for HoldCo Shares under the Scheme will be eligible for business restructure roll-over relief under the relevant Australian taxation laws.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, New South Wales, Australia or New York, New York, United States of America.

Cenntro Group means Cenntro and each of its Subsidiaries.

Cenntro Share means a fully paid ordinary share in the capital of Cenntro.

Cenntro Shareholder means each person who is registered in the Register as a holder of Cenntro Shares.

Change of Control Requirements has the meaning given to that term in clause 6.2(a).

Claim means a demand, claim, action or proceeding, however arising and whether present, unascertained, immediate, future or contingent, including any claim for specific performance.

Completion means completion of the implementation of the Scheme on the Implementation Date.

Conditions Precedent means the conditions precedent set out in clause 3.1.

Corporations Act means the Corporations Act 2001 (Cth).

Court means a court of competent jurisdiction under the Corporations Act as agreed between the parties.

Deed Poll means the deed poll to be executed by HoldCo substantially in the form of Annexure A under which HoldCo covenants in favour of Cenntro Shareholders to perform its obligations under this agreement and the Scheme.

Effective, when used in relation to a Scheme, means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means, when used in relation to a Scheme, the date on which the Scheme becomes Effective.

End Date means 5.00pm on 31 March 2024 or such other date and time agreed in writing between the parties.

First Court Date means the date of the hearing by the Court of the application to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act.

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 5

HoldCo Information means the information regarding HoldCo as is required to be included in the Scheme Booklet under all applicable laws, including the Corporations Act and applicable ASIC guidance and policies. HoldCo Information does not include information about the Cenntro Group (except to the extent it relates to any statement of intention relating to Cenntro Group following the Effective Date).

HoldCo Notes has the meaning given in clause 4.5(a).

HoldCo Options has the meaning given in clause 4.5(a).

HoldCo Share means a share of voting common stock in HoldCo, par value US$0.0001 per HoldCo Share.

HoldCo Warrants has the meaning given in clause 4.5(a).

Implementation Date means the fifth Business Day following the Record Date or such other date as is agreed by the parties.

Independent Expert means the independent expert appointed by Cenntro under clause 5.2(b).

Independent Expert’s Report means the report from the Independent Expert for inclusion in the Scheme Booklet, including any update or supplementary report, stating whether or not in the Independent Expert’s opinion the Scheme is in the best interests of Cenntro Shareholders.

Ineligible Foreign Shareholder means a Scheme Participant whose address, as shown in the Register (as at the Record Date), is in a place outside Australia, New Zealand, Hong Kong, Singapore, China, Canada, Cyprus, United Kingdom or the United States, unless HoldCo is satisfied, acting reasonably, that the laws of that place permit the offer and issue of HoldCo Shares to that Scheme Participant and, in HoldCo’s sole discretion, is not unduly onerous or impracticable for HoldCo.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any part of its property; or

(c)
it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or

(d)
an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 14 days), resolution passed or any other action taken, in each case in connection with that person, in respect of any of the things described in paragraphs (a), (b) or (c);

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)
it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

NASDAQ means Nasdaq Stock Market LLC or the Nasdaq Stock Market (or such other market operated by Nasdaq Stock Market LLC on which HoldCo Shares may be listed or quoted), as the context requires.

Note means a convertible note entitling the holder to acquire Cenntro Shares in accordance with the Note Terms.

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 6

Note Holder means a person who is the holder of a Note.

Note Terms means the terms of the senior secured convertible notes due 19 January 2024.

Officer means, in relation to an entity, its directors, officers and employees.

Option means an option to subscribe for Cenntro Shares issued under the Cenntro Electric Group Limited Amended and Restated 2016 Incentive Stock Option Plan or the Cenntro Electric Group Limited 2022 Stock Incentive Plan.

Option Holder means a person who is the holder of an Option.

Record Date means 7.00pm on the fifth Business Day after the Effective Date.

Register means the register of shareholders of Cenntro maintained by or on behalf of Cenntro.

Regulatory Authority includes, in any jurisdiction:

(a)	a government or governmental, semi-governmental or judicial entity or authority;

(b)	a minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government; and

(c)	any regulatory organisation established under statute,

and includes ASIC, Nasdaq and the Takeovers Panel.

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Representative means, in relation to an entity:

(a)	each of the entity’s Related Bodies Corporate; and

(b)	each of the Officers and Advisers of the entity or any of its Related Bodies Corporate.

Sale Agent means the person appointed by Cenntro to sell the HoldCo Shares that are attributable to Ineligible Foreign Shareholders as part of their Scheme Consideration under the terms of the Scheme.

Scheme means the scheme of arrangement under part 5.1 of the Corporations Act under which all Cenntro Shares held by the Scheme Participants will be transferred to HoldCo substantially in the form of Annexure B together with any amendment or modification made pursuant to section 411(6) of the Corporations Act.

Scheme Booklet means, in respect of the Scheme, the information booklet to be approved by the Court and despatched to Cenntro Shareholders which includes the Scheme, an explanatory statement complying with the requirements of the Corporations Act and notice of meeting and proxy forms.

Scheme Consideration means the consideration payable by HoldCo for the transfer of Scheme Shares to HoldCo, being one HoldCo Share for each Scheme Share held by the Scheme Participant.

Scheme Meeting means the meeting to be convened by the Court at which Cenntro Shareholders will vote on the Scheme.

Scheme Participant means each person who is a Cenntro Shareholder as at the Record Date.

Scheme Share means a Cenntro Share as at the Record Date.

Second Court Date means the day on which the Court makes an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme.

Share Sale Facility means the facility to be established by Cenntro and managed by the Sale Agent under which the HoldCo Shares which otherwise would be received by Ineligible Foreign Shareholders will be sold in accordance with the Scheme and the agreement to be entered into between Cenntro and the Sale Agent in relation to the Share Sale Facility.

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 7

Share Sale Facility Proceeds means the net cash proceeds from the sale of HoldCo Shares sold through the Share Sale Facility, after deducting brokerage and other costs of sale and any taxes which may be required to be withheld under applicable laws.

Subsidiary has the meaning given to that term in the Corporations Act.

United States means the United States of America.

Warrants means the warrants and placement agent warrants to subscribe for a Cenntro Share issued pursuant to those securities purchase agreements and the placement agent agreement entered into by Cenntro and certain institutional investors dated 20 July 2022.

Warrant Holder means a person who is the holder of a Warrant.

1.2	Interpretation

In this agreement, the following rules of interpretation apply unless the context requires otherwise:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and vice versa;

(c)	a gender includes other genders;

(d)	another grammatical form of a defined word or expression has a corresponding meaning;

(e)	a reference to a person includes a natural person, a body corporate, a corporation, a trust, a partnership, an unincorporated association or any other entity;

(f)	a reference to a person includes a reference to the person's successors, administrators, executors, and permitted assigns and substitutes;

(g)	a reference to legislation includes regulations and other instruments issued under it and consolidations, amendments, modifications, re-enactments or replacements of any of them;

(h)	a reference to a clause, schedule or annexure is to a clause of, or schedule or annexure to, this agreement;

(i)	a reference to a document (including this agreement) includes any amendment, variation, replacement or novation of it;

(j)	the meaning of general words is not limited by using the words "including", "for example" or similar expressions;

(k)	a reference to dollars, AUD, $ or A$ is a reference to the lawful currency of Australia;

(l)	a reference to dollars, USD, or US$ is a reference to the lawful currency of the United States;

(m)	a reference to time is a reference to time in Sydney, New South Wales, Australia or New York, New York, United States of American (as applicable);

(n)	nothing in this agreement is to be construed to the disadvantage of a party because that party prepared it or any part of it;

(o)	a reference to a day (including a Business Day) means a period of time commencing at midnight and ending 24 hours later;

(p)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

(q)	a reference to a party using or obligation on a party to use its best endeavours or reasonable endeavours does not oblige that party to:

(r)	pay money:

(i)
in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 8

(A)	in circumstances that are commercially onerous or unreasonable in the context of this agreement;

(B)	provide other valuable consideration to or for the benefit of any person; or

(ii)	agree to commercially onerous or unreasonable conditions.

2.	Agreement to propose and implement scheme

2.1	Cenntro to propose Scheme

Cenntro agrees to propose the Scheme on, and subject to, the terms and conditions of this agreement.

2.2	Agreement to implement Scheme

The parties agree to implement the Scheme on the terms and conditions of this agreement.

3.	Conditions Precedent

3.1	Conditions Precedent to the Scheme

Subject to this clause 3, the Scheme will not become Effective, and the obligations of HoldCo under clause 4.3 are not binding, until each of the following Conditions Precedent are satisfied or waived to the extent and in the manner set out in this clause.

Condition Precedent		Party entitled to benefit	Party responsible
(a)
(ASIC) before 8.00am on the Second Court Date, ASIC issues or provides all relief, waivers, confirmations, exemptions, consents or approvals, and has done all other acts, necessary, or which Cenntro and HoldCo agree are desirable, to implement the Scheme and such relief, waivers, confirmations, exemptions, consents, approvals or other acts (as the case may be) have not been withdrawn, suspended or revoked at 8.00am on the Second Court Date.
		Cenntro and HoldCo	Cenntro and HoldCo
(b)	(Shareholder approval) Cenntro Shareholders approve the Scheme by the requisite majorities required under section 411(4)(a)(ii) of the Corporations Act.	Cannot be waived	Cenntro
(c)	(Court approval) the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.	Cannot be waived	Cenntro
(d)
(Regulatory Authority) before 8.00am on the Second Court Date, the approvals of each Regulatory Authority which Cenntro and HoldCo agree (acting reasonably) are necessary to implement the Scheme or conduct the Cenntro Group's business on and from Completion, lawfully and in a manner consistent with its conduct prior to the Implementation Date.
		Cenntro and HoldCo	Cenntro and HoldCo

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 9

(e)
(Independent Expert) the Independent Expert issues a report which concludes that the Scheme is in the best interests of Cenntro Shareholders on or before the date on which the Scheme Booklet is lodged with ASIC.
	Cenntro	Cenntro
(f)
(NASDAQ approval) prior to 8.00am on the Second Court Date, the HoldCo Shares have been authorised for listing on NASDAQ, subject to official notice of issuance following the implementation of the Scheme and any customary conditions.
	Cenntro and HoldCo	Cenntro and HoldCo
(g)
(Regulatory intervention) no Court or Regulatory Authority has issued or taken steps to issue an order, temporary restraining order, preliminary or permanent injunction, decree or ruling or taken any action enjoining, restraining or otherwise imposing a legal restraint or prohibition preventing the Scheme and no such order, decree, ruling, other action or refusal is in effect as at 8.00am on the Second Court Date.
	Cenntro and HoldCo	Cenntro and HoldCo
(h)
(Options, Warrants and Notes) before 8.00 am on the Second Court Date, Cenntro and HoldCo have entered into binding agreements with each Option Holder, Warrant Holder and Note Holder to cancel the Options held by such Option Holders, the Warrants held by such Warrant Holders and the Notes held by such Noteholders on conditions that are acceptable to Cenntro and HoldCo.
	Cenntro and HoldCo	Cenntro and HoldCo

3.2	Reasonable endeavours

Each party agrees to use reasonable endeavours to procure that:

(a)	each of the Conditions Precedent for which it is a party responsible (as noted in clause 3.1):

(i)	is satisfied as soon as practicable after the date of this agreement; and

(ii)	continues to be satisfied at all times until the last time it is to be satisfied (as the case may require); and

(b)	there is no occurrence that would prevent the Condition Precedent for which it is a party responsible being satisfied.

3.3	Waiver of Condition Precedent

(a)
A Condition Precedent may only be waived in writing by the party or parties entitled to the benefit of that Condition Precedent as noted in clause 3.1 (except conditions which cannot be waived) and will be effective only to the extent specifically set out in that waiver.

(b)
To be effective any waiver of the breach or non-fulfilment of any condition in clause 3.1 (except conditions which cannot be waived) must be in writing and a copy of the waiver must be provided to the other parts prior to 8.00am on the Second Court Date.

(c)	A waiver of a breach or non-fulfilment in respect of a Condition Precedent does not constitute:

(i)	a waiver of a breach or non-fulfilment of any other Condition Precedent arising from the same event; or

(ii)	a waiver of a breach or non-fulfilment of that Condition Precedent resulting from any other event.

(d)
A waiver of any condition in clause 3.1 precludes the party who has the benefit of the condition from suing the other party for any breach of this agreement that resulted from any breach or non-fulfilment of the condition.

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874	Page 10

3.4	Notices in relation to Conditions Precedent

Each party must:

(a)
promptly notify the other of satisfaction of a Condition Precedent and must keep the other informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition Precedent;

(b)	immediately give written notice to the other of a breach or non-fulfilment of a Condition Precedent, or of any event which will prevent a Condition Precedent being satisfied; and

(c)
upon receipt of a notice given under clause 3.4(b), give written notice to the other party as soon as possible (and in any event before 5.00pm on the day before the Second Court Date) as to whether or not it waives the breach or non-fulfilment of any Condition Precedent resulting from the occurrence of that event, specifying the Condition Precedent in question.

3.5	Consultation on failure of Condition Precedent

If:

(a)
there is a breach or non-fulfilment of a Condition Precedent which is not waived in accordance with this agreement by the time or date specified in this agreement for the satisfaction of the Condition Precedent;

(b)
there is an act, failure to act or occurrence which will prevent a Condition Precedent being satisfied by the time or date specified in this agreement for the satisfaction of the Condition Precedent (and the breach or non-fulfilment which would otherwise occur has not already been waived in accordance with this agreement); or

(c)	the Scheme has not become Effective by the End Date,

the parties must consult in good faith with a view to determine whether:

(d)	the Scheme may proceed by way of alternative means or methods;

(e)	to extend the relevant time for satisfaction of the Condition Precedent or to adjourn or change the date of an application to the Court; or

(f)	to extend the End Date.

3.6	Failure to agree

(a)	If the parties are unable to reach agreement under clause 3.5 within two Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Date):

(i)	subject to clause 3.6(a)(ii), either party may terminate this agreement (and that termination will be in accordance with clause 8.3); or

(ii)
if the relevant Condition Precedent may be waived and exists for the benefit of one party only, that party only may terminate this agreement (and that termination will be in accordance with clause 8.3), in each case before 8.00am on the Second Court Date.

(b)	A party will not be entitled to exercise the rights under this clause 3.6 if the relevant Condition Precedent has not been satisfied as a result of a breach of this agreement by that party.

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4.	Outline of Scheme

4.1	Scheme

Cenntro must propose a scheme of arrangement under which:

(a)	all of the Cenntro Shares held by Scheme Participants at the Record Date will be transferred to HoldCo; and

(b)	each Scheme Participant will be entitled to receive the Scheme Consideration.

4.2	Scheme Consideration

Subject to and in accordance with this agreement and the Scheme, each Scheme Participant is entitled to receive the Scheme Consideration in respect of each Cenntro Share held by that Scheme Participant, and nothing else.

4.3	Provision of Scheme Consideration

Subject to this agreement and the Scheme, HoldCo undertakes to Cenntro that, in consideration of the transfer to HoldCo of each Cenntro Share held by a Scheme Participant, HoldCo will, on the Implementation Date:

(a)	accept that transfer; and

(b)	provide the Scheme Consideration in accordance with the Scheme.

4.4	Share Sale Facility

(a)
Where a Scheme Participant is an Ineligible Foreign Shareholder, the number of HoldCo Shares to which that Scheme Participant would otherwise have been entitled to under the Scheme will be issued to the Sale Agent and sold under the Share Sale Facility.

(b)	Cenntro will procure that, after the Implementation Date, the Sale Agent:

(i)
sells on Nasdaq all of the HoldCo Shares issued to the Sale Agent in accordance with clause 4.4(a) in such manner, at such price and on such other terms as the Sale Agent determines in good faith, and at the risk of the Ineligible Foreign Shareholders; and

(ii)
remits the Share Sale Facility Proceeds to each Ineligible Foreign Shareholder in the amount to which they are entitled, calculated on a volume weighted average basis so that all Ineligible Foreign Shareholders.

4.5	Options, Warrants and Notes

(a)	Cenntro and HoldCo will use all reasonable endeavours to enter into binding agreements with each:

(i)
Option Holder to cancel the Options held by such Option Holder in consideration for the grant of equivalent rights (as near as reasonably practicable) to acquire HoldCo Shares instead of Cenntro Shares (HoldCo Options);

(ii)
Warrant Holder to cancel the Warrants held by such Warrant Holder in consideration for the grant of equivalent rights (as near as reasonably practicable) to acquire HoldCo Shares instead of Cenntro Shares (HoldCo Warrants); and

(iii)
Note Holder to cancel the Notes held by such Note Holder in consideration for the grant of equivalent rights (as near as reasonably practicable) to acquire HoldCo Shares instead of Cenntro Shares (HoldCo Notes).

(b)	The number of:

(i)	HoldCo Options to be issued to each Option Holder will be at the ratio of one HoldCo Option for each Option held by the Option Holder;

(ii)	HoldCo Warrants to be issued to each Warrant Holder will be at the ratio of one HoldCo Warrant for each Option held by the Warrant Holder; and

(iii)	HoldCo Notes to be issued to each Note Holder will be at the ratio of one HoldCo Note for each Note held by the Note Holder.

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5.	Implementation of the Scheme

5.1	General obligations

Cenntro and HoldCo must each:

(a)	use all reasonable endeavours and commit necessary resources (including management and corporate relations resources and the resources of external advisers); and

(b)	procure that its officers and advisers work in good faith and in a timely and co-operative fashion with the other party (including by attending meetings and by providing information),

to produce the Scheme Booklet and implement the Scheme as soon as reasonably practicable and in accordance with the timetable agreed between the parties.

5.2	Cenntro’s obligations

Cenntro must take all reasonable steps to implement the Scheme on a basis consistent with this agreement and as soon as reasonably practicable, and in particular must:

(a)	(Scheme Booklet) prepare and despatch to Cenntro Shareholders a Scheme Booklet which complies with all applicable laws, including the Corporations Act and applicable ASIC guidance and policies;

(b)
(Independent Expert) promptly appoint the Independent Expert and provide any assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare the Independent Expert’s Report;

(c)	(section 411(17)(b) statement) apply to ASIC for the production of:

(i)	a letter stating that it does not intend to appear at the First Court Date; and

(ii)	a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d)
(Consult with HoldCo) provide HoldCo with drafts of the Scheme Booklet, consult with HoldCo in relation to the content and presentation of the Scheme Booklet and give HoldCo and its Representatives a reasonable opportunity to provide input about the content and presentation of the Scheme Booklet, and obtain HoldCo’s consent to include the HoldCo Information in the form and context in which it appears;

(e)	(Court application) apply to the Court for an order under section 411(1) of the Corporations Act directing Cenntro to convene the Scheme Meeting;

(f)
(Court approval) subject to all Conditions Precedent in clause 3.1 (other than paragraph (c) of clause 3.1) being satisfied or waived in accordance with this agreement, apply to the Court for an order approving the Scheme in accordance with sections 411(4)(b) and 411(6) of the Corporations Act;

(g)	(Registration) request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(h)
(Cenntro new information) provide to Cenntro Shareholders any further or new information which arises after the despatch of the Scheme Booklet and prior to the Scheme Meeting which is necessary to ensure that the information contained in the Scheme Booklet is not false, misleading or deceptive in any material respect (whether by omission or otherwise);

(i)	(Scheme Meeting) convene the Scheme Meeting to approve the Scheme in accordance with any orders made by the Court pursuant to section 411(1) of the Corporations Act;

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(j)	(Conditions Precedent certificate) at the hearing on the Second Court Date, provide to the Court (through its counsel):

(i)
a certificate confirming (in respect of matters within Cenntro’s knowledge) whether or not the Conditions Precedent for which it is responsible, as noted in clause 3.1 (other than paragraph (c) of clause 3.1), have been satisfied or waived in accordance with clause 3; and

(ii)	any certificate provided to it by HoldCo under clause 5.3(f);

(k)	(Register) close the Register as at the Record Date to determine the identity of Scheme Participant and their entitlements to Scheme Consideration;

(l)	(instruments of transfer) subject to HoldCo satisfying its obligations under clause 4.3, on the Implementation Date:

(i)	execute proper instruments of transfer and effect the transfer of all Scheme Shares to HoldCo in accordance with the Scheme; and

(ii)	register all transfers of Scheme Shares to HoldCo;

(m)
(lodge copy of Court orders) lodge with ASIC an office copy of the Court order approving the Scheme in accordance with section 411(10) of the Corporations Act on the day after that office copy is received (or any later date agreed in writing by HoldCo);

(n)	(ATO Ruling) notify Scheme Participants of the receipt of the ATO Class Ruling should it be received; and

(o)	(other steps) do all other things necessary to give effect to the Scheme and the orders of the Court approving the Scheme.

5.3	HoldCo’s obligations

HoldCo must take all reasonable steps to assist Cenntro to implement the Scheme on a basis consistent with this agreement and as soon as reasonably practicable, and in particular must:

(a)	(HoldCo Information):

(i)
prepare and promptly provide to Cenntro for inclusion in the Scheme Booklet the HoldCo Information (in accordance with all applicable laws, including the Corporations Act and applicable ASIC guidance and policies) and consent to the inclusion of that information in the Scheme Booklet; and

(ii)
provide Cenntro with drafts of the HoldCo Information in a timely manner and, acting reasonably in good faith and take into account all reasonable comments from Cenntro and its Representatives on those drafts;

(b)
(accuracy of HoldCo Information) before the despatch of the Scheme Booklet to Cenntro Shareholders, verify to Cenntro the accuracy of the HoldCo Information contained in the Scheme Booklet, and consent to the inclusion of that information in the form and context in which it appears in the Scheme Booklet, in each ease subject to HoldCo being reasonably satisfied as to those matters;

(c)
(HoldCo new information) provide to Cenntro further or new information about HoldCo which arises after the despatch of the Scheme Booklet to Cenntro Shareholders and prior to the Scheme Meeting which is necessary or reasonably required by Cenntro to ensure that the HoldCo Information disclosed to Cenntro Shareholders is not false, misleading or deceptive in any material respect (whether by omission or otherwise);

(d)	(Independent Expert information) provide any assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

(e)	(Deed Poll) prior to the Scheme Booklet being sent, sign and deliver to Cenntro the Deed Poll;

(f)
(Conditions Precedent certificate) before 8.00am on the Second Court Date, provide to Cenntro for provision to the Court at the hearing on that date a certificate confirming (in respect of matters within HoldCo’s knowledge) whether or not the Conditions Precedent for which HoldCo is responsible, as noted in clause 3.1 (other than paragraph (c) of clause 3.1), have been satisfied or waived in accordance with clause 3;

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(g)
(Share transfer) if the Scheme becomes Effective, accept a transfer of the Scheme Shares as contemplated by clause 4.3(a) and execute (or procure the execution of) proper instruments of transfer of the Scheme Shares to HoldCo in accordance with the Scheme;

(h)	(Scheme Consideration) if the Scheme becomes Effective, provide or procure the provision of the Scheme Consideration in the manner contemplated by the terms of the Scheme;

(i)	(CGT roll-over relief) if the Scheme becomes Effective, HoldCo will elect for CGT roll-over relief to apply to the Group within 2 months of the Implementation Date;

(j)	(business restructure roll-over relief) if the Scheme becomes Effective, HoldCo will elect for business restructure roll-over relief to apply within 2 months of Implementation Date; and

(k)	(other steps) do all other things reasonably necessary to ensure that the Scheme is effected in accordance with all applicable laws, regulations and policy.

5.4	Scheme Booklet responsibility statement

The responsibility statement to appear in the Scheme Booklet, in a form to be agreed by the parties, will contain words to the effect of:

(a)
Cenntro has prepared, and is responsible for, the content of the Scheme Booklet other than, to the maximum extent permitted by law, the HoldCo Information, the Independent Expert’s Report or any other report or letter issued to Cenntro by a third party; and

(b)	HoldCo has prepared, and is responsible for, the HoldCo Information in the Scheme Booklet (and no other part of the Scheme Booklet).

5.5	Verification

Each party must undertake appropriate verification processes for the information supplied by that party in the Scheme Booklet.

6.	Conduct of business

6.1	Specified obligations of Cenntro

(a)	During the period between the date of this agreement and the earliest of:

(i)	the Implementation Date;

(ii)	the date this agreement is terminated in accordance with its terms; and

(iii)	the End Date,

Cenntro must, and must ensure that its Subsidiaries, conduct their businesses in the ordinary and proper course of business.

(b)	Any restriction on conduct which is imposed in clause 6 does not apply to the extent that:

(i)	the conduct is required to be undertaken by Cenntro or its Subsidiaries (as the case may be) in connection with the Scheme or this agreement; or

(ii)	the conduct is approved by HoldCo.

6.2	Change of control

As soon as practicable after the date of this agreement, the parties must:

(a)
seek to identify any change of control or similar provisions in material contracts, joint venture documentation and leases to which Cenntro or any of its Subsidiaries are a party which may be triggered by the implementation of the Scheme (Change of Control Requirements); and

(b)
unless otherwise agreed between Cenntro and HoldCo, use all reasonable endeavours to obtain any material consents required in accordance with the terms of any identified Change of Control Requirements as soon as practicable and in any event 8.00am on the Second Court Date.

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7.	Warranties

7.1	Cenntro Warranties

Cenntro represents and warrants to HoldCo at the date of this agreement and on each subsequent day until and including 8.00am on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date) that:

(a)	it has been incorporated or formed in accordance with the laws of its place of incorporation;

(b)	it has power to enter into this agreement, to comply with its obligations under it and exercise its rights under it;

(c)	the entry by it into, its compliance with its obligations and the exercise of its rights under, this agreement do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

(ii)	any law binding on or applicable to it or its assets;

(d)	other than any:

(i)	regulatory approval required in connection with the Scheme or any aspect of it;

(ii)	matter which is the subject of a Condition Precedent; or

(iii)	Change of Control Requirements,

it has in full force and effect each authorisation necessary for it to enter into this agreement, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	its obligations under this agreement are valid and binding and are enforceable against it in accordance with its terms; and

(f)	no member of the Cenntro is Insolvent.

7.2	HoldCo Warranties

HoldCo represents and warrants to Cenntro at the date of this agreement and on each subsequent day until and including 8.00am on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date) that:

(a)	it has been incorporated or formed in accordance with the laws of its place of incorporation;

(b)	it has power to enter into this agreement, to comply with its obligations under it and exercise its rights under it;

(c)	the entry by it into, its compliance with its obligations and the exercise of its rights under, this agreement do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

(ii)	any law binding on or applicable to it or its assets;

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(d)	it has in full force and effect each authorisation necessary for it to enter into this agreement, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	its obligations under this agreement are valid and binding and are enforceable against it in accordance with its terms; and

(f)	HoldCo is not Insolvent.

7.3	Nature of warranties

Each representation and warranty in clauses 7.1 and 7.2:

(a)	is severable;

(b)	will survive termination of this agreement; and

(c)	is given with the intent that liability under it is not confined to breaches which are discovered before the date of termination of this agreement.

7.4	No other warranties or reliance

(a)
Each party acknowledges that no other party (nor any person acting on that other party’s behalf) has made any warranty, representation or other inducement to it to enter into this agreement, except for the representations and warranties expressly set out in this agreement.

(b)
Each party acknowledges and confirms that it does not enter into this agreement in reliance on any warranty, representation or other inducement by or on behalf of any other party, except for any warranty or representation expressly set out in this agreement.

7.5	Release

(a)	Each party:

(i)
releases its rights against, and will not make any Claim against, any past or present Representative of any other party in relation to anything done or purported to be done in connection with the Scheme, any transaction contemplated by or warranty given in this agreement, any information provided to it by another party or in relation to its execution or delivery of this agreement to the extent that the past or present Representative has acted in good faith and has not engaged in any wilful misconduct; and

(ii)	holds the releases in clause 7.5(a)(i) in respect of its past and present Representatives as trustee for those Representatives.

(b)	Nothing in clause 7.5(a)(a)(i) excludes any liability that may arise from wilful misconduct or bad faith on the part of any person.

7.6	Directors' and officers' insurance

Subject to the Scheme becoming Effective and subject to the Corporations Act, HoldCo undertakes in favour of Cenntro and each other person who is an Officer of a member of Cenntro that it will:

(a)
for a period of seven years from the Implementation Date, ensure that the constitutions of Cenntro and each other member of the Cenntro are on materially no less favourable terms overall as are contained in those constitutions as at the date of this agreement that provide for each company to indemnify each of its Officers against any liability incurred by that person in his or her capacity as an Officer of the company to any person other than a member of the Cenntro; and

(b)
procure that Cenntro and each other member of the Cenntro complies with any deeds of indemnity, access and insurance made by them in favour of their respective Officers from time to time and without limiting the foregoing, ensure that the directors’ and officers’ run-off insurance cover for those Officers is maintained, for a period of seven years from the retirement date of each Officer.

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7.7	Period of undertaking

The undertakings contained in clause 7.6 are given until the earlier of the end of the relevant period specified in that clause or the relevant member of the Cenntro ceasing to be a Subsidiary of HoldCo.

7.8	Benefit of undertaking for Cenntro

Cenntro acknowledges that it receives and holds the benefit of clause 7.6 to the extent it relates to each Officer of a member of the Cenntro on behalf of each of them.

8.	Termination

8.1	Termination for breach

Without prejudice to any other rights of termination under this agreement, either party may terminate this agreement by giving the other party written notice at any time before 8.00am on the Second Court Date if:

(a)
the other party is in material breach of any term of this agreement, or there has been a material breach of a representation or warranty given by the other party under clauses 7.1 or 7.2 (as applicable) on or before the Second Court Date;

(b)	the party wishing to terminate this agreement has given the other party a written notice setting out details of the breach and stating its intention to terminate this agreement; and

(c)
the breach is not capable of remedy or has not been remedied 10 Business Days (or any shorter period ending immediately before 8.00am on the Second Court Date) from the date the notice under clause 8.1(b) is given.

8.2	Mutual termination

This agreement is terminable if agreed to in writing by HoldCo and Cenntro.

8.3	Effect of termination

(a)
If either Cenntro or HoldCo terminates this agreement under clauses 3.6, 8.1 or 8.2, this agreement and the parties’ obligations under it cease, other than obligations under this clause and clauses 1, 7.1, 7.2, 7.3, 7.4, 7.5, 9, 10 and 12 which will survive termination.

(b)	Termination of this agreement under clauses 3.6, 8.1 or 8.2 does not affect any accrued rights of a party in respect of a breach of this agreement prior to termination.

9.	Costs and stamp duty

9.1	Costs

Subject to clause 9.2, each party must bear its own costs and expenses (including professional fees and stamp duty) incurred by it in connection with the negotiation, preparation and execution of this agreement and the implementation or attempted implementation of the Scheme.

9.2	Stamp duty

HoldCo must pay all stamp duty and any related fines or penalties in respect of this agreement, the Deed Poll and the acquisition of the Scheme Shares in accordance with the Scheme and indemnify Cenntro against any liability arising from failure to comply with this clause 9.2.
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10.	GST

10.1	Definitions and interpretation

For the purposes of this clause:

(a)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

(b)	a term which has a defined meaning in the GST Act has the same meaning when used in this clause, unless the contrary intention appears; and

(c)	each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies will be treated as if it were a separate supply.

10.2	GST exclusive

Unless this agreement expressly states otherwise, all consideration to be provided under this agreement is exclusive of GST.

10.3	Payment of GST

(a)
If GST is payable, or notionally payable, on a supply in connection with this agreement, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (GST Amount).

(b)
Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST- exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(c)	This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

10.4	Adjustment events

If an adjustment event arises for a supply made in connection with this agreement, the GST Amount must be recalculated to reflect that adjustment. The supplier or the recipient (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.

10.5	Reimbursements

Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this agreement which is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 10.3 will apply to the reduced payment.

11.	Notices

11.1	How to give a Notice

Any notice, demand, consent, waiver, approval or other communication (a Notice) given or made under or in connection with this agreement:

(a)	must be in legible writing and in English;

(b)	must be signed by the sender or a person duly authorised by the sender; and

(c)
must be delivered to the intended recipient by hand, email or prepaid post (airmail if applicable) to the address specified in the 'Details' or the address or email address last notified in writing by the intended recipient to the sender.

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11.2	When effective

A Notice will be effective upon receipt and will be taken to be received:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of delivery by post, five Business Days after the date of posting (or twelve Business Days after the date of posting if sent from one country to another); and

(c)	in the case of email, the earlier of:

(i)	at the time the sender receives an automated message confirming delivery;

(ii)	at the time the intended recipient confirms delivery by reply email; and

(iii)
one hour after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated delivery failure notification indicating that the email has not been delivered, but if the result is that a Notice is received or taken to be received outside the period between 9.00am and 5.00pm on a Business Day in the place of the addressee’s postal address for
Notices, then the Notice will be taken to be received at 9.00am on the following Business Day in that place.

12.	General

12.1	Amendment

This agreement can only be amended or replaced by another document signed by or on behalf of each of the parties.

12.2	Assignment

A party may not assign, encumber, declare a trust over or otherwise deal with its rights or obligations under this agreement, or attempt or purport to do so, without the prior written consent of each other party.

12.3	Further assurances

Each party must do, and procure that its employees and agents promptly do, all things necessary, including executing agreements and documents, to give full effect to this agreement and the transactions contemplated by it.

12.4	Waivers, rights and remedies

(a)	No failure to exercise or a delay in exercising any right, power or remedy under this agreement fully or at a particular time will affect that right, power or remedy or operate as a waiver.

(b)	The single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)	A waiver is not valid or binding on a party granting a waiver unless it is made in writing and signed by the party giving it.

(d)
A party may exercise right, power or remedy or give or refuse to its consent, waiver or approval in its absolute discretion (including by imposing conditions), unless this agreement specifies otherwise.

(e)
Except as provided in this agreement and permitted by law or equity, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers and remedies provided by law or equity independently of this agreement.

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12.5	Severability

Any provision of this agreement which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

12.6	Entire agreement

To the extent permitted by law, in relation to the subject matter of this agreement, this agreement:

(a)	embodies the entire understanding of the parties and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior agreement (whether or not in writing) between the parties.

12.7	No merger

The rights and obligations of the parties do not merge on Completion of any transaction contemplated under this agreement. They survive the execution and delivery of any assignment or other document entered into to implement any transaction contemplated under this agreement.

12.8	Indemnities

The indemnities in this agreement are continuing obligations, independent from the other obligations of the parties under this agreement and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

12.9	No representation or reliance

(a)
Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b)
Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement.

12.10	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales, Australia.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the exclusive jurisdiction of the courts of New South Wales, Australia; and

(ii)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

12.11	Counterparts

This agreement may be executed in any number of counterparts including by email or facsimile. All counterparts together will be taken to constitute one instrument.

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Signing page

EXECUTED as an agreement.

Executed by Cenntro Electric Group Limited ACN 619 054 938 in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth)

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Executed by Cenntro Inc. by the following authorised officers:

Signature of authorised officer	Signature of authorised officer

Name of authorised officer (print)	Name of authorised officer (print)

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Annexure A – Deed Poll

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Annexure B – Scheme

Scheme Implementation Agreement MinterEllison | Ref: DYS.NZS: 1397874